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                                                                 Exhibit 2(g)(3)


                       ADMINISTRATIVE SERVICE AGREEMENT
                       --------------------------------


     AGREEMENT dated as of September 1, 1999, by and amongst BLUE CHIP VALUE FUND, INC., a Maryland corporation (the "Fund"), Denver Investment Advisors LLC
(DIA), a Colorado Limited Liability Company and ALPS Mutual Funds Services, Inc.
(ALPS), a Colorado corporation (DIA and ALPS are referred to herein collectively as "Administrators").

                                  Background
                                  ----------

     Whereas the Fund is a diversified closed-end management investment company registered with the United States Securities and Exchange Commission; and

     Whereas, the Fund wishes to retain the Administrators to provide, as co-administrators, certain administration services with respect to the Fund and the Administrators are willing to furnish such services;

                                     Terms
                                     -----

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and intending to be legally bound hereby, the Fund and the Administrators hereby agree as follows:

     1.  Duties of the Administrators. ALPS as co-administrator will perform the
         ----------------------------
following services for the Fund:

          (a) journalize the Fund's investment, capital share and income and expense activities;

          (b)  maintain individual ledgers for each investment security;

          (c)  maintain historical tax lots for each security;

          (d) calculate the Fund's net asset value and communicate such value to the Fund, NASDAQ quotation service, and to such publications as the Fund shall designate from time to time;

          (e) prepare quarterly broker security transaction summaries and monthly security transaction listings with respect to the Fund;

          (f)  supply various Fund data as reasonably requested;
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          (g)  maintain such books and records of the Fund as may be required under the Investment Company Act of 1940 to fulfill its duties hereunder;

          (h)  prepare the Fund's federal, state and local income tax returns;

          (i) prepare the financial information for the Fund's proxy statements, semi-annual and annual reports to shareholders and quarterly board meetings;

          (j) prepare the Fund's Form N-SAR reports in conjunction with the Fund's appointed legal counsel;

          (k) refer to the Fund's officers or transfer agent, shareholder inquiries relating to the Fund;

          (l) calculate various contractual expenses (e.g. advisory and custody fees);

          (m) monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

          (n) monitor compliance with the Fund's policies and limitations as set forth in the Registration Statement on Form N-2, Articles of Incorporation and Bylaws of the Fund; and

          (o) provide office space to the Fund, including facilities for an independent or Securities and Exchange Commission audit as may be required.


          DIA as co-administrator will perform the following services for the
Fund:

          (a) determine the Fund's net investment income and amount of quarterly dividends, to be reviewed by the Fund's independent public accountants;

          (b) calculate capital gains and losses and the amount per share available for distribution on an annualized basis, to be reviewed by the Fund's independent public accountants;

          (c)  compute the Fund's yield and total return;

          (d) monitor expense accruals and notify Fund management of any proposed adjustments;

          (e) monitor all invoices for the Fund's account and submit to a Fund officer for authorization of payment;

          (f)  prepare quarterly Board materials;
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          (g)  maintain the Fund's insurance; and

          (h)  respond to shareholder inquiries relating to the Fund.


          ALPS and DIA as co-administrators will share responsibility for performing the following services for the Fund:


          (a) the Administrators shall provide to the Board of Directors of the Fund on a quarterly basis a report, in such form as the Administrators and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, the Administrators determine, on the basis of information supplied to the Administrators by the Fund, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Administrators shall promptly notify the Fund and its counsel of such violation; and

          (b)  Generally assist in the Fund's operations.


     The Administrators shall, for all purpose herein, be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

     2.  Compensation of the Administrators.
         ----------------------------------

          (a)  Administrative Fee. For the services rendered and expenses
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assumed by the Administrators, the Fund shall pay to the Administrators, within ten days after receipt of an invoice from the Administrators at the beginning of each month, a monthly fee allocated as follows:

-----------------------------------------------------------------------------------------------------------
                                                          ALPS                             DIA
-----------------------------------------------------------------------------------------------------------
First $75 million in average daily net
 assets of the Fund                                 8.0 basis points                 1.0 basis point
-----------------------------------------------------------------------------------------------------------
Next $50 million in average daily net
 assets of the Fund                                 4.0 basis points                 0.5 basis point
-----------------------------------------------------------------------------------------------------------
Net Assets greater than $125 million in
 average daily net assets of the Fund               2.0 basis points                 0.5 basis point
-----------------------------------------------------------------------------------------------------------

          (b)   Expenses. The Fund shall reimburse the Administrators for any
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out-of-pocket expenses advanced by the Administrators in connection with, but not limited to, the printing or filing of documents for the Fund, travel at the request of the Fund, office supplies and postage and courier charges, incurred in connection with the performance of their duties hereunder. The Administrators shall make available to the Fund reports of and receipts for such expenses and the Fund shall reimburse the Administrators therefor within thirty days after receipt thereof.

     3.   Responsibility and Indemnification.
          ----------------------------------

          (a) The Administrators shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of their duties hereunder. They shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided that such action is not in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

          (b) The Fund shall indemnify and hold harmless the Administrators from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the Administrators as a result of any claim, demand, action or suit arising out of the inaccuracy of information furnished in writing to the Administrators by the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrators in case of its own negligence, bad faith or willful misconduct or that of its employees or agents. In order that indemnification under this Section 3(b) shall be available in any case in which the Fund may be asked to indemnify or hold harmless the Administrators, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation presenting or appearing likely to present the probability of such a claim for indemnification. The Fund shall have the option to defend the Administrators against any claim that may be the subject of this indemnification, and if the Fund so elects, it will so notify the Administrators, and thereupon the Fund shall take over complete defense of the claim, and the Administrators shall incur no further legal or other expenses for which it shall seek indemnification. The Administrators shall in no case confess any claim or make any compromise in which the Fund will be asked to indemnify the Administrators except with the Fund's prior written consent.

          (c) The Administrators shall indemnify and hold harmless the Fund from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the Fund as a result of any claim, demand, action or suit arising out of the Administrators' failure to comply with the terms of this Agreement or applicable federal or state laws or regulations, or which arise out of the Administrators' negligence, bad faith or willful misconduct, or reckless disregard of its duties, provided that this
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indemnification shall not apply to actions or omissions of the Fund in case of its own negligence, bad faith or willful misconduct or that of its employees or agents. In order that indemnification under this Section 3(c) shall be available in any case in which the Administrators may be asked to indemnify or hold harmless the Fund, the Fund shall fully and promptly advise the Administrators of all pertinent facts concerning the situation presenting or appearing likely to present the probability of such a claim for indemnification against the Administrators. The Administrators shall have the option to defend the Fund against any claim that may be the subject of this indemnification, and if the Administrators so elect they will so notify the Fund, and thereupon the Administrators shall take over complete defense of the claim, and the Fund shall incur no further legal or other expenses for which it shall seek indemnification. The Fund shall, in no case, confess any claim or make any compromise in any case in which the Administrators will be asked to indemnify the Fund except with the Administrators' prior written consent.

     4.   Activities of the Administrators. The Administrators shall be free to
          --------------------------------
render similar services to others so long as its services hereunder are not impaired thereby.

     5.   Duration and Termination of this Agreement. This Agreement shall
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become effective as of the date hereof and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund on not less than 60 days prior written notice to the Administrators, or by the Administrators on not less than 60 days prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

     6.   Amendments of this Agreement. This Agreement may be amended by the
          ----------------------------
parties hereto only if such amendment is in writing.

     7.   Governing Law. The provisions of this Agreement shall be construed and
          -------------
interpreted in accordance with the laws of the State of Colorado as at the time in effect and the applicable provisions of the Investment Company Act of 1940. To the extent that the applicable law of the State of Colorado, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, the latter shall control.

     8.   Notices. All notices and other communications hereunder shall be in
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writing, shall be deemed to have been given when sent by registered or certified mail, postage prepaid, and shall be given to the following addresses (or such other addresses as to which notice is given):

                    To the Fund:

                    Jasper R. Frontz, Treasurer
                    Blue Chip Value Fund, Inc.
                    1225 17/th/ Street, 26/th/ Floor
                    Denver, Colorado 80202
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                    With a copy to:

                    W. Bruce McConnel, III
                    Drinker, Biddle & Reath LLP
                    One Logan Square
                    18/th/ and Cherry Street
                    Philadelphia, Pennsylvania 19103


                    To the Administrators:

                    Thomas A. Carter, Chief Financial Officer
                    ALPS Mutual Funds Services, Inc.
                    370 17/th/ Street, Suite 3100
                    Denver, Colorado 80202

                    Jasper R. Frontz
                    Denver Investment Advisors LLC
                    1225 17/th/ Street, 26/th/ Floor
                    Denver, Colorado 80202


     9.   Miscellaneous. This Agreement embodies the entire agreement and
          -------------
understanding between the Fund and the Administrators, and supersedes all prior agreements and understandings relating to the subject matter hereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         Blue Chip Value Fund, Inc.



                                         By:  /s/ Kenneth V. Penland
                                            ----------------------------
                                            Kenneth V. Penland, Chairman
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                                     ALPS Mutual Funds Services, Inc.



                                     By:  /s/ Thomas A. Carter
                                          -------------------------
                                       Thomas A. Carter, Chief Financial Officer



                                     Denver Investment Advisors LLC




                                     By:  /s/ Todger Anderson
                                          -------------------------
                                        Todger Anderson, President